Exhibit 10.1

DEBT CONVERSION AGREEMENT

This DEBT CONVERSION AGREEMENT (this “Agreement”) is dated as of October 16, 2009, and is among VITESSE SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Company”) and the holders of the Company’s Notes (as defined below) signatory hereto (each, a “Noteholder” and collectively, the “Noteholders”).

W I T N E S S E T H:

WHEREAS, the Noteholders are the beneficial owners of 1.50% Convertible Subordinated Debentures due 2024 of the Company (the “Notes”), in the original principal amount set forth opposite such Noteholders’ names in Exhibit A, which in the aggregate total $93,547,000 in original principal amount (such Noteholders’ Notes, the “Exchanged Notes”).

WHEREAS, the Noteholders have exercised their rights to require the Company to repurchase the Exchanged Notes on October 1, 2009 pursuant to Section 11.1 of the indenture governing the Notes, dated as of September 22, 2004, between the Company and U.S. Bank National Association (as amended and supplemented, or otherwise modified,  the “Indenture”).

WHEREAS, pursuant to the Indenture, the Company was required to pay on October 1, 2009 to each of the Noteholders, in exchange for the Exchanged Notes, a repurchase price (consisting of the original principal amount of the Exchanged Notes, the put premium on such amount and accrued and unpaid interest as of October 1, 2009), and, as of the date hereof, the Company has not made such payments to the Noteholders.

WHEREAS, certain of the Noteholders and the Company have entered on October 1, 2009, and subsequently, on October 9, 2009 into forbearance agreements (the “Initial Forbearance Agreements”), with respect to certain Specified Defaults (as defined in the Initial Forbearance Agreements) of the Company, pursuant to which, the Company has requested that the Noteholders agree to forbear, and the Noteholders have agreed to forbear, from exercising their rights and remedies with respect to the Specified Defaults until October 16, 2009, under the terms and conditions set forth in the Forbearance Agreements.

WHEREAS, the Noteholders and the Company have entered into a Forbearance Agreement, dated as of October 16, 2009 (the “Exchange Forbearance Agreement”), in respect of the Specified Defaults (as defined in the Exchange Forbearance Agreement), and pursuant to which, the Company has requested that the Noteholders agree to forbear, and the Noteholders have agreed to forbear, from exercising their rights and remedies with respect to the Specified Defaults, under the terms and conditions set forth therein, during the period set forth therein.

WHEREAS, the Company and the Noteholders have agreed to exchange the Exchanged Notes with New Securities and Cash Consideration, subject to the terms and conditions set forth herein.

WHEREAS, prior to and/or simultaneously with the execution and delivery of this Agreement, the Company has executed and/or is executing and delivering to the Noteholders certain agreements including the Restructuring Agreements.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

Article I.
DEFINITIONS

Section 1.01         Definitions.  The following terms, as used herein, have the following meanings:“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Cash Consideration” means an amount equal to $6,413,147.21

“Cash Consideration Portion” means, with respect to each Noteholder, the amount of cash payable to such Noteholder as set forth opposite such Noteholder’s name in Exhibit A.

“Code” shall have the same meaning as set forth in the Whitebox Loan Agreement.

“Common Stock” means the Company’s Common Stock as defined in the Certificate of Incorporation, in effect as of the date hereof.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“Daily Regular Interest Amount” means, with respect to each Noteholder, the amount set forth opposite such Noteholder’s name in Exhibit A.

“Denomination Cash Amount” means, with respect to each Noteholder, the cash amount payable to such Noteholder at the Closing as set forth opposite such Noteholder’s name on Exhibit A under the title “Denomination Cash Amount”.

“ERISA” shall have the same meaning as set forth in the Whitebox Loan Agreement.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Global Security” shall have the meaning assigned to it in the New Indenture.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“Guarantor” shall have the meaning set forth in the New Indenture.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Lien” shall have the meaning assigned to it in the New Indenture.

“Losses” means any losses, damages, liabilities, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

“Majority Note holders” means Noteholders holding, in the aggregate, at least $87,800,000 of the principal amount of the Exchanged Notes.

“Material Adverse Effect” means a material adverse effect upon any of the conditions (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform any of its obligations under this Agreement; provided, however, that Material Adverse Effect shall exclude any effect resulting or arising from (a) any change in any Applicable Law, (b) any change in economic conditions, (c) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates, (d) any national or international political event or occurrence, including acts of war or terrorism, (e) the announcement of this Agreement and the consummation of the transactions contemplated hereby, provided that, with respect to clauses (a), (b), (c) and (d), the impact of such effect is not disproportionately adverse to the Company and its Subsidiaries taken as a whole.

“New Common Stock” means the shares of Common Stock to be issued to Noteholders under the terms hereunder.

“New Common Stock Amount” means 174,493,231shares of New Common Stock.

“New Common Stock Consideration” means, with respect to each Noteholder, the amount of New Common Stock to be issued to such Noteholder as specified opposite such Noteholder’s name in Exhibit C-1.

“New Convertible Notes” means the 8% Convertible Second Lien Debentures due 2014, issued by the Company pursuant to the New Indenture.

“New Convertible Notes Consideration” means, with respect to each Noteholder, the principal amount of New Convertible Notes to be issued to such Noteholder as specified opposite such Noteholder’s name on Exhibit C-2.

“New Indenture” means the Indenture governing the New Convertible Notes.

“Non-Participating Notes Amount” means $3,586,852.80

“New Securities” means the New Common Stock, New Convertible Notes and the Preferred Stock.

“Other Transactions” means the transactions specifically described in the Restructuring Agreements, other than those contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Plan” shall have the same meaning as set forth in the Whitebox Loan Agreement.

“Preferred Stock” means the Series B Participating Non-Cumulative Convertible Preferred Stock of the Company having the rights and preferences set forth in the Certificate of Designations attached hereto as Exhibit B.

“Preferred Stock Consideration” means, with respect to each Noteholder listed on Exhibit C-3, the amount of shares of Preferred Stock set forth opposite such Noteholder’s name in Exhibit C-3.

“Real Estate Lease” means leases, including ground leases and space leases, pursuant to which the Company or any of its Subsidiaries leases or subleases any real property.

“Regular Interest Payment” means, with respect to each Noteholder, an amount equal to the product of (i) such Noteholder’s Daily Regular Interest Amount times the number of days from October 16, 2009 (inclusive) through the date hereof (inclusive).

“Reportable Event” shall have the same meaning as set forth in the Whitebox Loan Agreement.

“Restructuring Agreements” means the New Indenture, the Second Lien Security Documents (as defined in the New Indenture), and the Intercreditor Agreement (as defined in the New Indenture).

“Rights Agreement” means the Rights Agreement between the Company and EquiServe Trust Company, N.A., as Rights Agent, dated as of March 3, 2003 as amended, supplemented or restated thereafter).

“Second Lien Security Documents” shall have the meaning assigned to such term in the Indenture.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Senior Lender” shall mean the Agent and the lenders under the Whitebox Loan Agreement.

“Senior Lender Paydown Amount” shall mean an amount equal $5,000,050.00, which amount includes the prepayment fee associated with a $5,000,000 paydown under the amounts due under the Whitebox Loan Agreement.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Whitebox Loan Agreement” means that certain Loan Agreement dated as of August 23, 2007 by and among Whitebox VSC, Ltd, a limited partnership organized under the law of the British Virgin Islands, as agent thereunder (the “Agent”), the Company and certain lenders signatory thereto from time to time.

“Total Cash Consideration” means, with respect to each Noteholder, such Noteholder’s

(i)                                     Cash Consideration Portion;

(ii)                                  Regular Interest Payment; and

(iii)                               Denomination Cash Amount.

“Transfer Agent” means Computershare Investor Services.

“Trustee” shall have the meanings assigned to it in the Indenture and the New Indenture.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Balance Sheet	4.23
Board	5.03(f)
Bylaws	4.06
Certificate of Incorporation	4.06
Company	Preamble
Core Representation	7.04(a)
Closing	2.02
Closing Date	2.02
Disclosure Schedule	Article IV
DTC	2.03
Exchange	2.01(b)
Exchange Act	4.05(a)
Exchanged Notes	Recitals
Forbearance Agreement	Recitals
Indenture	Recitals
Initial Forbearance Agreement	Recitals
Intellectual Property	4.16
Litigation	4.07
Material Agreements	4.14
New Indenture	1.01
Notes	Recitals
Noteholder(s)	Preamble
Noteholder Indemnified Party	7.04(b)

Original Repurchase Price	Recitals
SEC	Article IV
SEC Reports	Article IV
Trust Indenture Act	4.05(f)
Underlying Shares	6.04

Section 1.02         Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

Article II.
EXCHANGE

Section 2.01                            Exchange.

(a)           Upon the terms and subject to the conditions of this Agreement, and in express reliance upon such terms and conditions and the representations, warranties and covenants of this Agreement, at the closing (the “Closing”) of the Exchange, each Noteholder shall be deemed to have exchanged the Exchanged Notes and the Company shall issue the New Securities and pay the Cash Consideration to the Noteholders (the “Exchange”) as follows:

(iv)          to each Noteholder, its New Common Stock Consideration;

(v)                                 to each Noteholder, its New Convertible Notes Consideration;

(vi)                              to each Noteholder listed on Exhibit C-3, its Preferred Stock Consideration; and

(vii)                           to each Noteholder, its Total Cash Consideration. .

(b)           The failure of any Person to perform the actions contemplated by this Agreement (including the failure to deliver any New Securities to the Noteholders in accordance with the terms hereof) shall not impair the rights and obligations of any party under this Agreement, and notwithstanding any such failure, except as specifically set forth in this Agreement, the parties shall endeavor in good faith to consummate the Exchange upon terms as close as practicable to those set forth herein.

Section 2.02         Closing.  The Exchange shall take place at a closing (the “Closing”), and the Restructuring Agreements shall be released from escrow, to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166, at 10:00 a.m., on the first Business Day following the satisfaction or, to the extent permitted by Applicable Law, waiver of all conditions to the obligations of the parties set forth in Article V (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Company and the Noteholders mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

Section 2.03         Delivery of the New Convertible Notes.  On or prior to the Closing Date, the Company shall deliver to the Trustee a signed Global Security, and the Company and the Noteholders shall deliver to the Trustee a written notice in the form attached hereto as Exhibit G instructing the Trustee to execute the New Indenture and to take such action as may be required to distribute the New Convertible Notes through the facilities of the Depository Trust Company (“DTC”) as set forth in Section 2.01 hereof.

Section 2.04         Delivery of the New Common Stock.  At the Closing, the Company shall deliver to each of the Noteholders evidence from the DTC that the New Common Stock Consideration to which such Noteholder is entitled in accordance with Section 2.01 has been transferred from the Company’s respective accounts at DTC to the accounts of such Noteholder or its DTC participant in accordance with the terms hereof.

Section 2.05         Delivery of the Preferred Stock.  At the Closing, the Company shall deliver to all Noteholders entitled to receive Preferred Stock Consideration, certificates evidencing the amount of shares of Preferred Stock to which such Noteholders are entitled.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE
NOTEHOLDER

Each Noteholder, separately solely as to itself, and not jointly and severally, represents and warrants to the Company as of the date hereof and as of the Closing Date, that:

Section 3.01         Existence.  The Noteholder is duly organized and validly existing under the laws of its jurisdiction of organization.

Section 3.02         Authorization.  The execution, delivery and performance by the Noteholder of this Agreement and the consummation of the transactions contemplated hereby are within the Noteholder’s powers and have been duly authorized by all necessary action on the part of the Noteholder.  This Agreement constitutes a valid and binding agreement of the Noteholder.

Section 3.03         Governmental Authorization.  The execution, delivery and performance by the Noteholder of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, by the Noteholder.

Section 3.04         Noncontravention.  The execution, delivery and performance by the Noteholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of the Noteholder or any Applicable Law binding upon the Noteholder, or (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Noteholder under any provision of any agreement or other instrument binding upon the Noteholder.

Section 3.05         Ownership of Exchanged Notes.  The Noteholder is the beneficial owner of the Exchanged Notes described on Exhibit A opposite such Noteholder’s name.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Noteholder, as of the date hereof, and as of the Closing Date, that, subject in each case to any information set forth in the appropriate section of the disclosure schedule of the Company accompanying this Agreement and made a part hereof (the “Disclosure Schedule”), and the disclosure of any item in reasonable detail in the Company’s  reports on the following forms filed with the Securities and Exchange Commission (the “SEC”) since January 1, 2008 (the “SEC Reports”) (other than cautionary or hypothetical disclosures in any “Risk Factors” or any other similar sections that are predictive or forward-looking in nature): the Company’s Annual Report on form 10-K, the Company’s Quarterly Reports on form 10-Q and the Company’s Current Reports on form 8-K, which shall constitute disclosure or, as applicable, exclusion of that item for the Disclosure Schedule where the relevance of that item as an exception to (or a disclosure for the purposes of) the applicable representations and warranties and covenants is reasonably apparent to a third person who is not familiar with the Company.

Section 4.01         Corporate Existence; Good Standing.  The Company, and each of its Subsidiaries, is a corporation duly incorporated, validly existing and in good standing under the laws of the incorporation and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  The Company, and each of its Subsidiaries, is duly qualified or licensed as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

Section 4.02         Corporate Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby: (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary action on the part of the Company and (iii) as of the Closing will not violate any other agreement to which the Company is a party or its assets bound, which violation could reasonably be expected to result in a Material Adverse Effect.  This Agreement, the Restructuring Agreements and the New Convertible Notes, each constitute a valid and binding agreement or obligation of the Company, enforceable against the Company in accordance with their terms.

Section 4.03         Governmental Authorization.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Company to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Agreement, except for any necessary filing or recordation of or with respect to any of the New Securities.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Subsidiary to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the New Securities to which it is a party, except for any necessary filing or recordation of or with respect to any of the Restructuring Agreements.

Section 4.04         Noncontravention.  The execution, delivery and performance by the Company of this Agreement will not (a) violate any provision of any Applicable Law, (b) violate or contravene any provision of the Certificate of Incorporation or bylaws of the Company, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder.  The execution, delivery and performance by each Subsidiary of the Restructuring Agreement to which it is a party will not (a) violate any provision of any Applicable Law, (b) violate or contravene any provision of the organizational documents of such Subsidiary, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such Subsidiary is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder.  Except as set forth in Section 4.04 of the Disclosure Schedule, neither the Company nor any Subsidiary is in default under or in violation of any such Applicable Law or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to constitute a Material Adverse Effect.

Section 4.05                            Capitalization; Issuance; Registration Exemption.

(a)           The authorized capital stock of the Company is 500,000,000 shares designated as Common Stock, of which 230,905,580 are issued and outstanding immediately prior to the Closing.  Section 4.05 of the Disclosure Schedule sets forth a complete and accurate option capitalization table identifying the number of warrants and options to acquire capital stock of the Company and the exercise price thereof.  There are no accrued but unpaid dividends or other distributions payable on the capital stock of the Company.  All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of, and are not subject to, any preemptive or similar rights.  The Company has not issued any preferred stock.  The Company has not issued Common Stock, options, restricted stock or securities convertible into or exchangeable for Common Stock since October 1, 2009 through the date hereof.  As of the Closing Date, assuming immediate conversion of the Preferred Stock, the New Common Stock and the shares of

Common Stock issuable upon conversion of the Preferred Stock, will in the aggregate constitute approximately 51.99% of the then issued and outstanding shares of Common Stock.

(b)           At the time of Closing, Company will have sufficient shares of unreserved and unrestricted Common Stock to allow the issuance of the New Common Stock, and the conversion of the Preferred Stock.

(c)           Upon issuance in accordance with the terms hereof, the New Common Stock and the Preferred Stock will (i) have been duly authorized by all necessary corporate action, (ii) be validly issued and outstanding, fully paid and non-assessable, free of restrictions on transfer; and each Noteholder shall receive good, valid and marketable title to their respective shares of New Common Stock and Preferred Stock, if any, delivered to such Noteholder hereunder, free and clear of any Lien.

(d)           Upon issuance in accordance with the terms hereof and authenticated by the Trustee, the New Convertible Notes will be (i) valid and binding obligations of the Company, enforceable in accordance with their respective terms, (ii) entitled to the benefits of the New Indenture, and (iii) free of restrictions on transfer; and each Noteholder shall receive good, valid and marketable title to their respective New Convertible Notes delivered to such Noteholder hereunder, free and clear of any Lien.

(e)           The shares of common stock issuable upon conversion of the Preferred Stock (the “Underlying Shares”) have been duly authorized for issuance by all necessary corporate action, and upon the issuance of the Underlying Shares upon conversion of the Preferred Stock will be validly issued and outstanding, fully paid and non-assessable, free of restrictions on transfer; and each converting holder shall receive good, valid and marketable title to their respective amount of Underlying Shares delivered to such converting holder, free and clear of any Lien.

(f)            Upon obtaining stockholder approval of an amendment to the Company’s certificate of incorporation to authorize additional shares of common stock, the shares of common stock issuable upon conversion of the New Convertible Notes will have been duly authorized for issuance by all necessary corporate action, and upon the issuance of such shares upon conversion of the New Convertible Notes will be validly issued and outstanding, fully paid and non-assessable, free of restrictions on transfer; and each converting holder shall receive good, valid and marketable title to their respective amount of such shares delivered to such converting holder, free and clear of any Lien.

(g)           The exchange of the Exchanged Notes for the New Securities and the issuance of the New Common Stock, the Preferred Stock and the New Convertible Notes will not trigger any preemptive rights or any other similar rights of any party to purchase or receive shares of capital stock or rights with respect thereof.  The Company has amended the Rights Agreement as of the date hereof so that the entry into this Agreement and the transactions contemplated hereby do not trigger any rights under the Rights Agreement and so that the Rights Agreement will terminate as of the Closing Date (the “Rights Agreement Amendment”).

(h)           The exchange of the Exchanged Notes for the New Securities is being consummated pursuant to Sections 3(a)(9) and Rule 149 of the Securities Act.  The Company has not engaged in any general solicitation or engaged or agreed to compensate any broker or agent to solicit any exchanges of securities contemplated by this Agreement.  None of the Company, its Subsidiaries, any of their affiliates, and any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the New Securities under the Securities Act or cause the exchange contemplated hereunder to be integrated with prior offerings by the Company for purposes of Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.  None of the Company, its subsidiaries, their affiliates and any person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the New Securities under the Securities Act or cause the exchange of the New Securities to be integrated with other offerings.

(i)            The Company has taken all necessary action to comply in all material respects with the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), in connection with the New Indenture and to ensure that the New Convertible Notes will be DTC eligible.

(j)            The Company is current in its filings of all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Act of 1934, as amended (the “Exchange Act”).  Upon issuance, the New Securities are eligible for sale by the Noteholders without registration under the Securities Act.

(k)           Except as set forth in Section 4.05(h) of the Disclosure Schedule, the Company confirms that neither it nor any other person acting on its behalf has provided the Noteholders or their agent or counsel with any information that as of the date hereof, constitutes material, nonpublic information about the Company.

(l)            The Company agrees that before the trading officially begins on the New York Stock Exchange on the first trading day following the date hereof, the Company shall file a Current Report on Form 8-K with the SEC announcing this Agreement and the transactions contemplated hereby and disclosing all material information regarding the exchange contemplated hereunder, including the information provided in Section 4.25 of the Disclosure Schedules.

Section 4.06         Certificate of Incorporation and Bylaws.  True, complete and correct copies of (i) the Company’s current Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and (ii) the Company’s current Bylaws (the “Bylaws”), are attached as Exhibits E-1 and E-2.

Section 4.07         Litigation.  Except as set forth in Section 4.7 of the Disclosure Schedule, there are no actions, suits or proceedings (each a “Litigation”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Company or any Subsidiary, would constitute a Material Adverse Effect, and there are no unsatisfied judgments against the Company or Subsidiary, the satisfaction or payment of which would constitute a Material Adverse Effect.

Section 4.08         Title to Properties.  Each of the Company and the Subsidiaries has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid,

subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, reflected as owned by the Company and its Subsidiaries in the most recent financial statement included in the Company’s Report on Form 10-Q for the three months ended June 30, 2009 (other than property disposed of since the date of such financial statements in the ordinary course of business).  Except as set forth in Section 4.08 of the Disclosure Schedule, there are no actual, threatened or alleged defaults with respect to any leases of real property under which any Company or any of its Subsidiaries is lessee or lessor which could reasonably be expected to result in a Material Adverse Effect.  None of such properties is subject to a Lien, except for Liens permitted pursuant to Section 6.13 of the Whitebox Loan Agreement.  The Company has not subordinated any of its rights under any obligation owing to it to the rights of any other person.

Section 4.09         Taxes.  Except as set forth in Section 4.9 of the Disclosure Schedule, each of the Company and the Subsidiaries has filed all material federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Company).  No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges.  The charges, accruals and reserves on the books of the Company in respect of taxes and other governmental charges are adequate and the Company knows of no proposed material tax assessment against it or any Subsidiary or any basis therefor.

Section 4.10         No Material Adverse Effect.  Except as specified in Section 4.10 of the Disclosure Schedule, since January 1, 2009, there have been no events or changes in facts or circumstances affecting the business of the Company which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the Company’s SEC Reports.

Section 4.11         ERISA.  Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements, except where the failure to be in compliance would not have a Material Adverse Effect.  No Reportable Event has occurred and is continuing with respect to any Plan.  All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA.  With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Noteholders) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets.

Section 4.12         Environmental Matters.  There does not exist any violation by the Company or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which has, will or threatens to impose, a material liability on the Company or a Subsidiary or which has required or would require a material expenditure by the Company or a Subsidiary to cure.  Neither the Company nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to constitute a Material Adverse Effect.  Except as set out in Section 4.12 of the Disclosure Schedule, the Company does not have knowledge that it or its property or any Subsidiary or the property of any Subsidiary will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require capital expenditures which would constitute a Material Adverse Effect.

Section 4.13         Subsidiaries.  Except as set forth in Section 4.13 of the Disclosure Schedule, the Company does not have any direct or indirect Subsidiaries.

Section 4.14         Material Agreements.  The Company has filed with the SEC all material agreements required to be filed pursuant to Item 601(b)(4) or (10) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Material Agreements”).

Section 4.15         Insurance.  The properties of the Company and its Subsidiaries are insured with nationally reputable insurance companies not affiliates of the Company or its Subsidiaries, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

Section 4.16         Intellectual Property.  Each of the Company and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know how, processes, methods and designs used in or necessary for the conduct of its business (collectively, “Intellectual Property”), without known conflict with the rights of others, except where such conflict would not result in a Material Adverse Effect.

Section 4.17         Labor and Employment Matters.  There are no pending or threatened strikes, lockouts or slowdowns against the Company or any Subsidiary.  Neither the Company nor any Subsidiary has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters.  All material payments due from the Company or any Subsidiary on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of the Company or such Subsidiary, except where the failure to do so would not have a Material Adverse Effect.  The consummation of the transactions contemplated under this Agreement will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.

Section 4.18         Disclosure.  Subject to the following sentence, no certificate, written statement, exhibit or report furnished by or on behalf of the Company in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.  Certificates or statements furnished by or on behalf of the Company to the Noteholders consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Company, and the Company has no reason to believe that such projections or forecasts are not reasonable.

Section 4.19         Burdensome Restrictions.  Except as set forth in Section 4.19 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction that would foreseeably constitute a Material Adverse Effect.

Section 4.20         Retirement Benefits.  Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, the Company is not obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

Section 4.21         Subsidiaries.  Section 4.21 of the Disclosure Schedule sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of equity interests owned beneficially or of record by the Company or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.  As of the Closing Date, the Company and the Guarantors collectively own at least 95% of the total assets, whether tangible or intangible, of the Company and all Subsidiaries taken as a whole.

Section 4.22         Solvency.  After the issuance of the New Securities and after giving effect thereto, (a) the fair value of the assets of the Company, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Company will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Company will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Closing Date.

Section 4.23         Absence of Undisclosed Liabilities.  Except as and to the extent adequately accrued or reserved against in the balance sheet of the Company as at June 30, 2009  (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), the Company has no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, known or unknown and whether or not required by GAAP to be reflected on a balance sheet of the Company, except for (a) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet that are not, individually or in the aggregate, material to the Company, and (b) the obligations under the Notes.

Section 4.24         Company SEC Reports.  Except as set forth in Section 4.24 of the Disclosure Schedule, each of the Company and the Subsidiaries has filed or furnished, as applicable, on a timely basis all SEC Reports.  Each of the SEC Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the SEC Reports.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Section 4.25         Financial Information Disclosure.  On or prior to the date hereof, the Company has delivered to each of the Noteholders the information set forth on Section 4.25 of the Disclosure Schedules (the “Q4 2009 Financial Information”), which information superceded any similar information previously provided to any Noteholder.  As of the date hereof, the Q4 2009 Financial Information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading

Article V.
CONDITIONS TO CLOSING

Section 5.01         General Conditions.  The respective obligations of the Company and the Noteholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that each party may only waive an obligation of the other party):

(a)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent), including any Applicable Law that may be administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

Section 5.02         Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)           The Company shall have received an executed counterpart of this Agreement, signed by the Majority Noteholders;

(b)           The Company shall have received an executed counterpart of each of the Restructuring Agreements, signed by the Trustee;

(c)           The Noteholders shall have delivered written instructions to the Trustee to effect the delivery and exchange of the Exchanged Notes as contemplated hereby; and

(d)           The representations and warranties of the Noteholders contained in this Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date; except where the failure to be so true and correct would not, individually or in the aggregate, be material.  Each Noteholder shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.  The Company shall have received from each Noteholder a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

Section 5.03         Conditions to Obligations of the Noteholders.  The obligations of each Noteholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by such Noteholder in its sole discretion:

(a)           Each Noteholder shall have received an executed counterpart of this Agreement, signed by (i) the Company and (ii) Majority Noteholders;

(b)           The Noteholders shall have received an executed counterpart of each of the Restructuring Agreements, signed by (i) the Company and (ii) the Trustee;

(c)           The representations and warranties of the Company contained in this Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification for all representations and warranties other than those contained in Section 4.25 as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.  The Noteholders shall have received from the Company a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(d)           Each Noteholder shall have received such Noteholder’s New Convertible Notes Consideration through the facilities of DTC;

(e)           The Company shall have delivered, and each Noteholder shall have received, such Noteholder’s New Common Stock Consideration

(f)            The Company shall have delivered to each Noteholder entitled to receive Preferred Stock Consideration, a certificate evidencing the number of shares of Preferred Stock to which such Noteholder is entitled;

(g)           The Company shall have deposited by wire transfer to each Noteholder, at its designated bank account, such Noteholder’s Total Cash Consideration.

(h)           Each Noteholder shall have received the accrued and unpaid Forbearance Interest (as defined in the Exchange Forbearance Agreement), if any, on the Exchanged Notes;

(i)            The Company shall have paid by wire transfer to the Senior Lender, the Senior Lender Paydown Amount.

(j)            The Company shall have paid the legal fees and expenses of Gibson, Dunn & Crutcher incurred by the Noteholders in connection with the transactions contemplated hereby.

(k)           The Company shall have paid by wire transfer to the Trustee of the Non-Participating Notes Amount, to allow distribution to each holder of Notes that is not a Noteholder, the amounts owned to such holder under the Notes.

(l)            The Company shall have paid by wire transfer to the Trustee the Trustee’s fees and expenses (including reasonable counsel expenses) related to the transactions contemplated hereby and under the Restructuring Agreements, together with any other fees and expenses (including reasonable counsel expenses)  owed to the Trustee as of the Closing Date.

(m)          The Company shall deliver the following documents prior to the Closing:

(i)            written instructions signed by the Company to the Transfer Agent that instruct the Transfer Agent to issue to each Noteholder, such Noteholder’s New Common Stock Consideration;

(ii)           copies, signed by the Company, of all documents necessary to execute the New Indenture, which documents are subject to the satisfaction of the Trustee, including the New Indenture, an Officers’ Certificate and Legal Opinion pursuant to Sections 15.5 and 15.6 of the New Indenture, a Legal Opinion pursuant to Section 314 of the Trust Indenture Act, the Intercreditor Agreement (as defined in the New Indenture) and all Second Lien Security Documents (as defined in the New Indenture);

(iii)          a signed Global Security, accompanied by an executed written notice in the form attached hereto as Exhibit G; and

(iv)          an Instruction to the Trustee to cancel the Noteholder’s Exchanged Notes;

(n)           Each Noteholder shall have received a copy of the legal opinion of Perkins Coie LLP, counsel to the Company, substantially in the form attached hereto as Exhibit D;

(o)           Each Noteholder shall have received resolutions or other authorizations of the Company, certified by the appropriate officers of the Company as being in full force and effect as of the time of the Closing, authorizing the entry into this Agreement by the Company, the transactions contemplated hereby and the Other Transactions and the Rights Agreement Amendment;

(p)           The SEC has declared the form T-3 qualifying the New Indenture under the Trust Indenture Act;

(q)           The New Convertible Notes shall have been made DTC eligible; and

(r)            To the extent a majority of the Noteholders shall have delivered to the Company a list of candidates meeting the criteria set forth in Exhibit H hereto to be considered for appointment to the Board(the “Candidates”) prior to November 2, 2009, which list shall consist of not less than four Candidates (the “Nominee List”), the Board shall have appointed two Candidates to the Board, to hold office until the next stockholders’ election of directors and the Board shall taken all necessary action to set the size of the Board at six directors.

Article VI.
COVENANTS

Section 6.01         Conduct of Business Prior to the Closing.  Between the date of this Agreement and the Closing, without the prior consent of the Noteholders (which consent shall not be unreasonably withheld), the Company shall cause the Company and its Subsidiaries not to:

(a)           amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b)           issue, sell, pledge, dispose of or otherwise subject to any Lien (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory or accounts receivable in the ordinary course of business consistent with past practice;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company;

(d)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

(e)           acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets;

(f)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(g)           incur any indebtedness for borrowed money or issue any debt securities in excess of $50,000 individually or $100,000 in the aggregate;

(h)           authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Company and its Subsidiaries taken as a whole;

(i)            grant or announce any increase in the salaries, bonuses or other benefits payable by the Company or any of its Subsidiaries to any of their employees, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases not inconsistent with the past practices of the Company or such Subsidiary;

(j)            take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Company in this Agreement or any Restructuring Agreement to be untrue such that the conditions set forth in Section 5.03(c) would not be satisfied or result in a material breach of any covenant made by the Company in this Agreement or any Restructuring Agreement, or that has or would reasonably be expected to have a Material Adverse Effect; or

(k)           announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Provided, however, that notwithstanding anything to the contrary above, the Company may take any of the actions listed in clauses (g)-(j) (or in (k) to the extent it involves any of such actions) in the ordinary course of business without the Noteholder’s written consent.

Section 6.02         SEC Filings.  The Company agrees and covenants to stay current from the date hereof and until the Closing Date in its filings of all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, as amended.  No report filed by the Company with the SEC Reports will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Section 6.03         Issuance Fees.  The Company shall be responsible for the fees and expenses, including the DTC fees associated with the issuance of the New Securities hereunder.

Section 6.04         Beneficial Ownership of Notes.  Each Noteholder shall deliver for exchange the Exchanged Notes held by such Noteholder free and clear of any Lien and any other limitation or restriction.  No Noteholder shall sell, transfer or dispose Exchanged Notes unless the transferee of such Exchanged Notes executed a joinder to this Agreement pursuant to which such transferee is deemed a Noteholder under this Agreement, provided that no such transfer will require the Company to issue more New Preferred Stock than is currently authorized.

Section 6.05         Further Assurances.  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement, including not taking any action, or permitting any action to be taken or reasonable action to not be taken, which is inconsistent with this Agreement.

Section 6.06         Filing of Form T-3 and DTC Eligibility Documents.  As soon as practical and in no event later than October 25, 2009 the Company shall file (i) with the SEC Form T-3 to qualify the New Indenture under the Trust Indenture Act, and (ii) any and all documents necessary to ensure that the New Convertible Notes will be DTC eligible.

Section 6.07         Board of Directors.  A majority of the Noteholders shall deliver the Nomineee List to the Company prior to November 2, 2009.  To the extent that a majority of the Noteholders have delivered the Nominee List by such date, the Board shall appoint two Candidates to the Board, to hold office until the next stockholders' election of directors and the Board shall take all necessary action to set the size of the Board at six directors.

Article VII.
MISCELLANEOUS

Section 7.01         Communications.  All communications and notices provided for hereunder shall be sent by personal delivery, nationally recognized overnight courier, facsimile or registered or certified mail, to the Company at the address set forth below and the Noteholders at their addresses set forth below, or to such other address with respect to any party as such party shall notify the other parties hereto in writing.  Any notice required to be given hereunder by one party to another shall be deemed to have been received (i) when delivered, if personally delivered or sent via facsimile, or (ii) one day following delivery to a nationally recognized overnight courier or (iii) on the third business day following the date on which the piece of mail containing such communication is posted, if sent by certified or registered mail.

If to the Company, to:

Vitesse Semiconductor Corporation

741 Calle Plano

Camarillo, CA  93012

Attention: General Counsel and Chief Financial Officer

Telephone:  (805) 388-3700
Facsimile:  (805) 388-7565

with a copy to:

Perkins Coie LLP

101 Jefferson Drive

Menlo Park, CA

Fax:  650-838-4350

Attention:  Bruce M. McNamara

If to the Noteholders, to the addresses specified:

Aristeia Capital LLC
136 Madison Avenue, 3rd Floor
New York, NY  10016
Fax:  212-842-8901
Attention:  Andrew Anderson

Cannell Capital LLC’s main office is located at:
240 E. Deloney Avenue
P.O. Box 3459
Jackson, WY 83001
Fax:  415-362-8512
Attention:  Rich Van Doren

CNH Partners LLC
2 Greenwich Plaza, 1st Floor
Greenwich, CT  06830
Fax:  203-742-3072
Attention:  Todd Pulvino

Linden Advisors LP
590 Madison Avenue, 15th Floor
New York, NY  10022
Fax:  646-840-3625
Attention:  Andy Chang

Whitebox Advisors
3033 Excelsior Boulevard, Suite 300
Minneapolis, MN  55416
Fax:  612-253-6100
Attention:  Robert Vogel

RBS Global Banking & Markets

600 Washington Boulevard

Stamford, CT 06901

Attention:  Russell Brenner

Email: russell.brenner@rbs.com

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY  10166
Fax:  212-351-4035
Attention:  Matthew J. Williams

If to the Trustee

U.S. Bank National Association
633 West 5th Street, 24th Floor
Los Angeles, CA  90071
Fax:  213-615-6196
Attention:  Stephen Rivero

with a copy to:

Maslon Edelman Borman & Brand, LLP
90 South 7th Street, Suite 3300
Minneapolis, MN 55402
Fax: 612-642-8342
Attention:	Kesha Tanabe
Clark Whitmore

Section 7.02         Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Noteholder and the Company.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.03         Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided however, that, any Noteholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto to any transferee of the Exchanged Notes that executes a joinder to this Agreement pursuant to which such transferee is deemed a Noteholder under this Agreement, provided that no such transfer will require the Company to issue more New Preferred Stock than is currently authorized

Section 7.04         Survival; Indemnification.

(a)           Survival.  The representations, warranties and covenants of the Noteholders contained in this Agreement shall survive until the fifth anniversary of the Closing.  The representations, warranties and covenants of the Company contained in this Agreement (including any schedule, certificate or other document delivered pursuant hereto or thereto) shall survive until the fifth anniversary of the Closing; provided, however, that: (i) the representations and warranties set forth in Sections 4.01 (Corporate Existence; Good Standing), 4.02 (Corporate Authorization) and 4.05 (Capitalization; Issuance; Registration Exemption) (each, a “Core Representation”) shall survive indefinitely; (ii) the representations and warranties set forth in Sections 4.09 (Taxes) and 4.12 (Environmental Matters) shall survive until the close of business on the 120th day following the expiration of the statute of limitations applicable to the liabilities described therein (giving effect to any waiver, mitigation or extension thereof); and (iii) any representation or warranty, in the case of a knowing or intentional misrepresentation, other than the Core Representations, which shall survive indefinitely in any case, shall survive until the statute of limitations expires as to such act.

(b)           Indemnification.

(i)            Each Noteholder, solely as to its own actions and not jointly and severally, hereby indemnifies the Company and its successors and assignees (each, a “Company Indemnified Party”) against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered, directly or indirectly, by the Company or any of its successors and assignees arising out of any misrepresentation or breach of warranty or breach of covenant or agreement made or to be performed by that Noteholder in this Agreement (including any schedule, certificate or other document delivered pursuant hereto or thereto).

If the transactions contemplated hereby are consummated, the Company hereby expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation or warranty contained herein, notwithstanding any investigation by, disclosure to or knowledge of such party in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

(ii)           The Company hereby indemnifies each Noteholder and its successors and assignees (each, a “Noteholder Indemnified Party”) against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered, directly or indirectly, by that Noteholder or any of its successors and assignees arising out of any misrepresentation or breach of warranty or breach of covenant or agreement made or to be performed by the Company in this Agreement (including any schedule, certificate or other document delivered pursuant hereto or thereto).

If the transactions contemplated hereby are consummated, each Noteholder hereby expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation or warranty contained herein, notwithstanding any investigation by, disclosure to or knowledge of such party in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

After the Closing, this Section 7.04(b) will provide the exclusive remedy of the Company or the Noteholders for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.

Section 7.05         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by any Noteholder, if the Closing shall not have occurred by November 16, 2009; provided, that the right to terminate this Agreement under this Section 7.05(a) shall not be available to such Noteholder if the failure of such Noteholder so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date, and provided, further, that this Agreement shall not terminate, other than with respect to such terminating Noteholder(s) (and this Agreement shall be void and of no effect with respect to such terminating Noteholder), pursuant to this Section 7.05(a), if the Majority

Noteholders inform the Company in writing within five business days of such termination that this Agreement should not terminate pursuant to this Section 7.05(a).

(b)           by any Noteholder or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 6.05, to have such order, decree, ruling or other action vacated; or

(c)           By the Majority Noteholders, if between the date hereof and the Closing, an event or condition occurs that has or is reasonably likely to have a Material Adverse Effect.

The party seeking to terminate this Agreement pursuant to this Section 7.05 (other than Section 7.01) shall give prompt written notice of such termination to the other party.

Section 7.06         Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the law of another jurisdiction.

Section 7.07         Fees and Expenses.  The Company shall pay on or prior to the Closing Date the legal fees and expenses of Gibson, Dunn & Crutcher incurred by the Noteholders in connection with the transactions contemplated hereby.

Section 7.08         Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.09         Waiver of Jury Trial.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVERED IN CONNECTION HEREWITH AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

Section 7.10         Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 7.11         Entire Agreement.  This Agreement and the Restructuring Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 7.12         Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.13         Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Debt Conversion Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:	Vitesse Semiconductor Corporation

	By:	/s/ Christopher R. Gardner
	Name:	Christopher R. Gardner
	Title:	Chief Executive Officer

NOTEHOLDERS:

AQR Absolute Return Master Account, L.P.

By:	/s/ Brendan R. Kalb
Name:	Brendan R. Kalb
Title:	Associate General Counsel

Aristeia Master, L.P.

By:	/s/ William R. Techar
Name:	William R. Techar
Title:	Member of the Investment Manager

Aristeia Partners, L.P.

By:	/s/ William R. Techar
Name:	William R. Techar
Title:	Member of the Investment Manager

CNH CA Master Account, L.P.

By:	/s/ Brendan R. Kalb
Name:	Brendan R. Kalb
Title:	Authorized Signatory

Linden Capital, L.P.

By:	/s/ Craig Jarvis
Name:	Craig Jarvis
Title:	Authorized Signatory

Whitebox Advisors, LLC, for and on behalf of its client accounts

By:	/s/ Jonathan Wood
Name:	Jonathan Wood
Title:	COO

Tonga Partners, L.P.

By:	/s/ J. Carlo Cannell
Name:	J. Carlo Cannell
Title:	Managing Member, Cannell Capital, LLC

Tonga Partners QP, L.P.

By:	/s/ J. Carlo Cannell
Name:	J. Carlo Cannell
Title:	Managing Member, Cannell Capital, LLC

Anegada Master Fund, LTD.

By:	/s/ J. Carlo Cannell
Name:	J. Carlo Cannell
Title:	Managing Member, Cannell Capital, LLC

Cuttyhunk Master Portfolio

By:	/s/ J. Carlo Cannell
Name:	J. Carlo Cannell
Title:	Managing Member, Cannell Capital, LLC

ABN AMRO Bank N.V., London Branch

By:	RBS Securities Inc. as agent for ABN AMRO Bank N.V., London Branch

By:	/s/ William Donzeiser
Name:	William Donzeiser
Title:	Authorized Signature